Exhibit 99.1

FOR IMMEDIATE RELEASE Investor Relations: 800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. Reports Financial Results for the Second Quarter 2009

Syracuse, New York -- (Businesswire) – August 3, 2009 -- Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today announced financial results for the second quarter ended June 28, 2009.

Highlights for the second quarter of 2009 versus the second quarter of 2008 include:

·	Income from operations increased to $16.1 million from $12.1 million;

·	Net income was $7.1 million, or $0.32 per diluted share, compared to net income of $3.3 million, or $0.15 per diluted share;

·	Total revenues were $203.9 million compared to $210.7 million;

·	Comparable restaurant sales decreased 3.1% at Pollo Tropical®, 3.8% at Taco Cabana®, and 4.7% at Burger King®.

As of June 28, 2009, the Company owned and operated 559 restaurants, including 314 Burger King, 91 Pollo Tropical and 154 Taco Cabana restaurants.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “While significant pressures on consumer spending, coupled with aggressive marketing and promotional activity across the industry, negatively impacted our top-line, we experienced a significant improvement in profitability. Net income and EPS more than doubled compared to the year-ago period, due to our focus on cost containment, the easing of commodity and utility costs, and a shift in some advertising spending from the first to second half of the year compared to 2008. Earnings were also favorably impacted by reductions in general and administrative costs and by lower interest expense due to reductions in outstanding indebtedness and lower interest rates. Lastly, we benefited from a $0.6 million insurance recovery related to Hurricane Ike.”

“Overall, we believe that our focus on cost reduction has helped us navigate through the current economic cycle reasonably well. However, in an effort to drive sales, we have substantially increased product development activity at our Hispanic Brands and are intently focused on improving comparable restaurant sales in the face of aggressive promotional activity in our industry. We believe the Burger King system will experience improved sales later this year driven by more successful product offerings than experienced in the second quarter of 2009 and as year-to-year comparisons become less challenging.”

Mr. Vituli added, “In the past few quarters, we have made significant progress in strengthening our financial condition, and the recent period reflects a continuation of these efforts. With improved earnings and lower capital expenditures we reduced our debt balances by another $14.8 million during the second quarter of 2009, bringing the total reduction in outstanding indebtedness over the past twelve months to $61.2 million. While we continue to make debt reduction a high priority, our capital ratios are approaching levels which we believe should provide investors with a high degree of confidence in the long-term financial stability of the Company.”

Second Quarter 2009 Results

Total revenues for the second quarter of 2009 decreased 3.2% to $203.9 million from $210.7 million in the second quarter of 2008. During the second quarter of 2009, the Company opened one new Taco Cabana restaurant, one new Pollo Tropical restaurant, and closed two Burger King restaurants.

Revenues from the Company’s Hispanic Brands decreased 0.4% to $108.4 million in the second quarter of 2009 from $108.8 million in the same period last year. Pollo Tropical revenues were $44.6 million during the second quarter of 2009 compared to $45.4 million in the second quarter of 2008 including a comparable restaurant sales decrease of 3.1% in the second quarter of 2009. This was substantially offset by the net increase of five new Pollo Tropical restaurants opened since the beginning of the same period in 2008.

Taco Cabana revenues increased 0.6% to $63.8 million during the second quarter of 2009 compared to $63.4 million in the second quarter of 2008 reflecting the opening of 12 new Taco Cabana restaurants since the beginning of the same period in 2008. Comparable restaurant sales at Taco Cabana decreased 3.8% in the second quarter of 2009.

Burger King revenues decreased 6.2% to $95.5 million during the second quarter of 2009 compared to $101.8 million in the second quarter of 2008. This reflected a decrease in comparable restaurant sales of 4.7% in the second quarter of 2009 and the net closing of eight Burger King restaurants since the beginning of the same period in 2008.

General and administrative expenses decreased $1.0 million to $12.7 million in the second quarter of 2009 compared to $13.7 million in the second quarter of 2008, and decreased from 6.5% to 6.2% of total revenues.

Income from operations increased from $12.1 million in the second quarter of 2008 to $16.1 million in the second quarter of 2009, and as a percentage of total revenues, improved from 5.7% to 7.9%.

Interest expense was $4.9 million in the second quarter of 2009 and $2.2 million lower than the second quarter of 2008 due to debt reductions in 2008 and 2009, and lower interest rates on the Company’s LIBOR-based borrowings. During the second quarter of 2009, the Company reduced its outstanding debt balances by $14.8 million to $294.9 million at June 28, 2009.

Net income for the second quarter of 2009 was $7.1 million, or $0.32 per diluted share, compared to net income for the second quarter of 2008 of $3.3 million, or $0.15 per diluted share.

Six Month Results

For the six months ended June 28, 2009, total revenues decreased 0.3% to $405.3 million from $406.4 million in the same period last year. Net income increased to $12.1 million, or $0.56 per diluted share, from $4.7 million, or $0.22 per diluted share, for the six months ended June 29, 2008.

Outlook

The Company is providing the following revised guidance noting that 2009 is a 53-week fiscal period, whereas 2008 was a 52-week fiscal period. The major earnings drivers warrant conservatism in projections for the second half compared to the first half of 2009.

·	A more modest revenue increase of approximately 1.0% to 1.5% for the year reflecting first half 2009 results, more difficult sales trends at Burger King and Taco Cabana and anticipated improvements at Pollo Tropical compared to the first half of 2009;

·	New unit openings of one to two Pollo Tropical restaurants and three to four Taco Cabana restaurants, along with the closing of two Taco Cabana restaurants and one Pollo Tropical restaurant;

·	The opening of two to three new Burger King restaurants, all of which are planned relocations of existing units, along with the closing of four Burger King restaurants in addition to the relocated units;

·	Total general and administrative expenses comparable with 2008;

·	Total capital expenditures of $35 million to $40 million;

·	Total debt reduction of $30 million to $35 million;

·	An estimated annual effective tax rate of 37.3%; and

·	Diluted earnings per share of $0.94 to $0.99, which includes the 53rd week of the fiscal year estimated to positively impact earnings by approximately $0.07 per diluted share.

This compares to the Company’s previous guidance of diluted earnings per share of $0.90 to $0.95, inclusive of the extra fiscal week.

Mr. Vituli concluded, “We are taking a more cautious outlook to sales growth for the balance of the year in light of the uncertain consumer environment and the significant competitive activity that exists. Yet, cost trends have been favorable, and accordingly, our revised earnings guidance reflects that positive impact on profitability. Our actions to improve the Company’s capital structure through debt reduction, demonstrates that our highest short-term priority is financial stability, while we are poised to accelerate growth of our Hispanic brands when economic conditions warrant that.”

Conference Call Today

The Company will host a conference call to discuss the second quarter 2009 financial results today at 4:30 PM Eastern Time.

The conference call can be accessed live over the phone by dialing 1-877-941-8601 or for international callers by dialing 1-480-629-9810. A replay will be available one hour after the call and can be accessed by dialing 1-800-406-7325 or for international callers by dialing 303-590-3030; the passcode is 4120876. The replay will be available until Monday, August 10, 2009. The call will be webcast live from the Company's website at www.carrols.com, under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 559 company-owned and operated restaurants in 17 states as of June 28, 2009, and 31 franchised restaurants in the United States, Puerto Rico, Ecuador and the Bahamas. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 30, (a)		June 30, (a)

	2009	2008	2009	2008
Revenues:
Restaurant sales	$203,535	$210,331	$404,524	$405,724
Franchise royalty revenues and fees	399	351	753	711

Total revenues	203,934	210,682	405,277	406,435
Costs and expenses:
Cost of sales	59,349	63,943	117,622	121,572
Restaurant wages and related expenses (b)	59,144	60,763	117,787	119,304
Restaurant rent expense	12,402	11,568	24,834	23,051
Other restaurant operating expenses	29,286	31,348	58,700	60,893
Advertising expense	7,567	9,224	15,578	17,048
General and administrative expenses (b)	12,698	13,717	25,916	26,712
Depreciation and amortization	7,883	8,077	15,753	16,099
Impairment and other lease charges	63	81	354	102
Other income	(579)	(119)	(579)	(119)

Total costs and expenses	187,813	198,602	375,965	384,662

Income from operations	16,121	12,080	29,312	21,773
Interest expense	4,923	7,123	10,074	14,557
Gain on extinguishment of debt (c)	-	(180)	-	(180)

Income before income taxes	11,198	5,137	19,238	7,396
Provision for income taxes	4,133	1,880	7,147	2,693

Net income (d)	$7,065	$3,257	$12,091	$4,703

Basic net income per share	$0.33	$0.15	$0.56	$0.22

Diluted net income per share	$0.32	$0.15	$0.56	$0.22

Basic weighted average common shares	21,593	21,572	21,592	21,572
outstanding
Diluted weighted average common shares	21,783	21,575	21,689	21,575
outstanding

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The 2009 fiscal year is a 53 week fiscal period and the 2008 fiscal year was a 52 week fiscal period. For convenience, all references to the three and six months ended June 28, 2009 and June 29, 2008 are referred to as the three and six months ended June 30, 2009 and June 30, 2008, respectively, both of which included 13 weeks and 26 weeks, respectively.

(b)	Restaurant wages and related expenses include stock-based compensation expense of $53 and $57 for the three months ended June 30, 2009 and 2008, respectively, and $105 and $114 for the six months ended June 30, 2009 and 2008, respectively. General and administrative expenses include stock-based compensation expense of

$308 and $435 for the three months ended June 30, 2009 and 2008, respectively and $603 and $852 for the six months ended June 30, 2009 and 2008, respectively.

(c)	Gain on extinguishment of debt in 2008 was related to the Company’s open market purchase of $2 million of its senior subordinated notes.

(d)	The consolidated financial results for Carrols Corporation, the sole operating subsidiary of Carrols Restaurant Group, Inc., differ from the above by a slight difference in rent expense. Consolidated net income for Carrols Corporation for the three months ended June 30, 2009 and 2008 was $7,066 and $3,258, respectively, and $12,094 and $4,706 for the six months ended June 30, 2009 and 2008, respectively.

Carrols Restaurant Group, Inc.

The following table sets forth certain unaudited supplemental financial and other restaurant data for the periods indicated (in thousands, except number of restaurants):

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2009	2008	2009	2008
Segment revenues:
Burger King	$95,540	$101,842	$190,031	$193,006
Pollo Tropical	44,578	45,404	88,716	89,736
Taco Cabana	63,816	63,436	126,530	123,693

Total revenues	$203,934	$210,682	$405,277	$406,435

Change in comparable restaurant sales: (a)
Burger King	(4.7)%	5.9%	(0.1)%	4.9%
Pollo Tropical	(3.1)%	0.1%	(2.9)%	(0.2)%
Taco Cabana	(3.8)%	(0.6)%	(2.8)%	0.2%
Segment EBITDA: (b)
Burger King	$9,044	$8,089	$16,072	$13,713
Pollo Tropical	6,767	6,733	13,232	12,737
Taco Cabana	8,038	5,789	16,244	12,371
Average sales per restaurant:
Burger King	$305	$317	$604	$600
Pollo Tropical	486	516	970	1,037
Taco Cabana	414	428	821	838
New restaurant openings:
Burger King	-	-	1	1
Pollo Tropical	1	2	1	4
Taco Cabana	1	4	2	4

Total new restaurant openings	2	6	4	9
Restaurant closings:
Burger King	(2)	(3)	(2)	(4)
Pollo Tropical	-	-	(1)	-
Taco Cabana	-	-	(2)	(1)

Net new restaurants	-	3	(1)	4
Number of company owned restaurants:
Burger King	314	319
Pollo Tropical	91	88
Taco Cabana	154	150

Total company owned restaurants	559	557

	At	At
	06/30/2009	12/31/2008
Long-term debt (c)	$ 294,928	$ 316,154

(a)	The changes in comparable restaurant sales are calculated using only those company-owned and operated restaurants open since the beginning of the earliest period being compared and for the entirety of both periods being compared. Restaurants are included in comparable restaurant sales after they have been open for 12 months for Burger King restaurants and 18 months for Pollo Tropical and Taco Cabana restaurants.

(b)	Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, other income and expense, and gains or losses on extinguishment of debt. We use segment EBITDA because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Segment EBITDA for our Burger King restaurants includes general and administrative expenses related directly to our Burger King segment as well as the expenses associated with administrative support to all three of our segments including executive management, information systems and certain accounting, legal and other administrative functions.

(c)	Long-term debt (including current portion) at June 28, 2009 included $165,000 of the Company’s 9% senior subordinated notes, $117,000 of outstanding borrowings under its senior credit facility, $11,686 of lease financing obligations and $1,242 of capital lease obligations. Long-term debt at December 31, 2008 (including current portion) included $165,000 of the Company’s 9% senior subordinated notes, $135,000 of outstanding borrowings under its senior credit facility, $14,859 of lease financing obligations and $1,295 of capital lease obligations.